ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated September 15, 2011

Investors seeking broad exposure to the solid state drive market have been limited by the lack of any index comprised exclusively of companies involved in this segment of the technology sector.

Announcing two new ETRACS ETNs (“SSDD” and “SSDL”) providing exposure to the performance of the ISE Solid State Drive™ Index.

These new ETNs provide investors with either leveraged or unleveraged exposure to a portfolio of companies actively involved in the solid state drive segment of the electronic storage industry.

The ETRACS ISE Solid State Drive Index ETN (Ticker: SSDD) provides exposure to the performance of the Index, reduced by an accrued tracking fee, while the ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN (Ticker: SSDL) provides a monthly compounded two times leveraged exposure to the performance of the Index, reduced by an accrued tracking fee and accrued financing charges.

More information ▶ Factsheet ▶ Prospectus etracs.com Questions? Contact us Tel: +1-800-ETRACS-5 etracs@ubs.com

Eleven SSD drive and component manufacturer stocks currently comprise the Index. The ISE Solid State Drive™ Index was created as a benchmark for the solid state drive technology market.

Index construction allows for the addition of new index constituents as they become public and fit the index criteria. Existing index components are reviewed quarterly for eligibility, and the weights are re-set to ensure equal weighted allocation across the drive manufacturer and component manufacturer categories.

To find out more, click on the links to the right or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs.

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This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

The ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN are not sponsored, endorsed, sold or promoted by International Securities Exchange, LLC (“Licensor”). Licensor makes no representation or warranty, express or implied, to the owners of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN or any member of the public regarding the advisability of trading in the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN. Licensor’s only relationship to UBS AG (“UBS”) is the licensing of certain trademarks and trade names of Licensor and of the ISE Solid State Drive™ Index which is determined, composed and calculated by Licensor without regard to UBS or the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN. Licensor has no obligation to take the needs of UBS or the owners of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN into consideration in determining, composing or calculating the ISE Solid State Drive™ Index. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN to be listed or in the determination or calculation of the equation by which the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN are to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN.

LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE ETRACS ISE SOLID STATE DRIVE INDEX ETN AND THE ETRACS MONTHLY 2XLEVERAGED ISE SOLID STATE DRIVE INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND UBS.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “ISE Solid State Drive™ Index”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” and “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN, based on the ISE Solid State Drive™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). Other marks may be trademarks of their respective owners. All rights reserved.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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